JOSHUA SCHULMAN APPOINTED AS CEO OF MICHAEL KORS
WILL BECOME CEO OF CAPRI HOLDINGS IN SEPTEMBER 2022
JOHN D. IDOL AFFIRMS COMMITMENT AS EXECUTIVE CHAIRMAN
London — August 24, 2021— Capri Holdings Limited (NYSE:CPRI), a global fashion luxury group, today announced that Mr. Joshua Schulman will be appointed Chief Executive Officer of the Michael Kors brand effective today, and will succeed John D. Idol as Chief Executive Officer of Capri Holdings in September 2022 when Mr. Idol will become Executive Chairman. Initially, Mr. Schulman will be responsible for all aspects of the Michael Kors brand globally, reporting directly to John D. Idol, Chairman and Chief Executive Officer of Capri Holdings.

Mr. Schulman joins Capri Holdings from Tapestry, Inc. where he was previously President and CEO of the Coach brand. Prior to his tenure at Coach, Mr. Schulman was with Neiman Marcus Group serving as President of Bergdorf Goodman from 2012 to 2017, and assuming additional responsibility for NMG International with the acquisition of MyTheresa.com in 2014. From 2007 to 2012, he was Chief Executive Officer of Jimmy Choo. Previously, Mr. Schulman has held senior positions in global fashion and luxury brands including Yves Saint Laurent and Gucci.

“I am thrilled to have Josh join Capri Holdings as CEO of the Michael Kors brand. Josh is an outstanding leader with broad retail experience, industry depth and a proven track record of successfully operating and growing luxury brands,” said John D. Idol, Chairman and Chief Executive Officer of Capri Holdings.

“I am delighted to join Capri as CEO of Michael Kors,” commented Joshua Schulman. “I have long admired Michael’s design vision and how the brand creates timeless fashion and embodies jet set glamour. I look forward to working closely with him and the talented Michael Kors management team to build upon the long-standing success of the brand.”

In September 2022, Mr. Schulman will succeed Mr. Idol as Chief Executive Officer of Capri Holdings and will be appointed to the Capri Holdings’ Board of Directors.

“Josh’s appointment is part of a thoughtfully planned leadership succession. Over the course of the next year, Josh will immerse himself in the Michael Kors brand. In September 2022, Josh will become the CEO of Capri Holdings,” said Mr. Idol. “The Board and I are confident in Josh’s unique abilities to lead Capri Holdings. His results driven leadership style and passion for building consumer-centric global brands will be instrumental in maximizing the full potential of our three luxury fashion houses.”

Upon Mr. Schulman’s appointment as CEO of Capri Holdings, Mr. Idol will assume the role of Executive Chairman. He will work closely with Mr. Schulman to transition the role of CEO and continue to provide overall leadership to the Board of Directors.

Mr. Idol continued, “We believe our plan will allow for a smooth CEO transition next Fall. I look forward to partnering with Josh on the overall strategic direction for the group as well as on potential strategic acquisitions.”

“I am honored and excited to assume the role of CEO of Capri Holdings next year,” said Joshua Schulman. “Capri Holdings has uniquely positioned itself as a leading global fashion luxury group. I have tremendous respect for what the teams have accomplished across the three founder-led brands. I believe in the strategic vision for Capri Holdings and I look forward to partnering with John and the Board in leading Capri Holdings through its next phase of growth.”

About Capri Holdings Limited
Capri Holdings Limited is a global fashion luxury group, consisting of iconic brands that are industry leaders in design, style and craftsmanship. Its brands cover the full spectrum of fashion luxury categories including women’s and men’s accessories, footwear and ready-to-wear as well as wearable technology, watches, jewelry, eyewear and a full line of fragrance products. The Company’s goal is to continue to extend the global reach of its brands while ensuring that they maintain their independence and exclusive DNA. Capri Holdings Limited is publicly listed on the New York Stock Exchange under the ticker CPRI.

Forward Looking Statements
This press release contains statements which are, or may be deemed to be, “forward-looking statements.” Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Capri Holdings Limited (the “Company”) about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. All statements other than statements of historical facts included in this press release may be forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “plans”, “believes”, “expects”, “intends”, “will”, “should”, “could”, “would”, “may”, “anticipates”, “might” or similar words or phrases, are forward-looking statements. These forward-looking statements are not guarantees of future financial performance. Such forward-looking statements involve known and unknown risks and uncertainties that could significantly affect expected results and are based on certain key assumptions, which could cause actual results to differ materially from those projected or implied in any forward-looking statements. These risks, uncertainties and other factors are set forth in the reports that the Company files from time to time with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended March 27, 2021 (File No. 001-35368). Any forward-looking statement in this press release speaks only as of the date made and the Company disclaims any obligation to update or revise any forward-looking or other statements contained herein other than in accordance with legal and regulatory obligations.

CONTACTS:

Investor Relations:
Jennifer Davis
(201) 514-8234
Jennifer.Davis@CapriHoldings.com

Media:
Dinesh Kandiah
(917) 934-2427
Press@CapriHoldings.com